Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

MHI Hospitality Corporation

Williamsburg, Virginia

We consent to the use of our report dated August 25, 2004 on the balance sheet of MHI Hospitality Corporation as of August 25, 2004, included herein and to the reference of our firm under the headings “Experts” and “Selected Financial Data” in the prospectus.

We consent to the use of our report dated August 24, 2004 on the combined balance sheets of MHI Hotels Services Group as of December 31, 2003 and 2002 and the related combined statements of operations and partners’/members’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, included herein and to the reference of our firm under the headings “Experts” and “Selected Financial Data” in the prospectus.

We also consent to the use of our report dated August 24, 2004 on the combined balance sheets of Elpizo Limited Partnership as of December 31, 2003 and 2002 and the related combined statements of operations’ and partners’ equity and cash flows for the years then ended, included herein and to the reference of our firm under the headings “Experts” and “ Selected Financial Data” in the prospectus.

We also consent to the use of our report dated August 24, 2004 on the balance sheets of Accord, LLC as of December 31, 2003 and 2002 and the related statements of operations’ and members’ equity and cash flows for the years then ended, included herein and to the reference of our firm under the headings “Experts” and “Selected Financial Data” in the prospectus.

/s/ Witt, Mares & Company, PLC

Williamsburg, Virginia

November 12, 2004